EXHIBIT 1         PRESS RELEASE DATED NOVEMBER 16, 1998

Company Press Release -- Monday November 16, 8:31 am Eastern Time
SOURCE: Officeland Inc.
Officeland Inc. Completes Purchase of Telecom Corporation of Chicago

TORONTO, Nov. 16 /PRNewswire/ -- Officeland Inc. (Nasdaq: OFLDF - news, OFLUF - news) announced today that it has completed its acquisition of Telecom Corporation of Chicago. Telecom, based in Wauconda, Illinois, is a leading re-manufacturer and marketer of used fax machines, small copiers and printers. The acquisition was for a combination of cash and stock.

Marvyn Budd, President of Officeland, stated, "We completed the acquisition of The Wholesale Group in May and this completes our second strategic acquisition this year in furtherance of our industry consolidation plan. Telecom and The Wholesale Group annual revenues when combined with Officeland will result in consolidated annual revenues in excess of US$25 million. We intend to continue our growth through acquisitions and the addition of Telecom will enhance the desirability for those in our industry to become part of our organization."

Mr. Budd continued, "We are pleased to have acquired a company with the solid operations and profitability of Telecom. The synergy between our product lines, channels of distribution and strategic relationships will contribute significantly to future revenue growth."

John Einarsen, President of Telecom Corporation of Chicago, added, "We are excited to become part of Officeland and we are confident that we can make a significant contribution to the Company's growth potential. In particular, our sales success through the Internet as an approved vendor for e-commerce companies such as ONSALE Inc., a leading Internet real-time retailer, Bid.com, Egghead.com and others will provide Officeland with a powerful new marketing channel."

The acquisition, which was previously announced as "subject to financing" was completed after Officeland received financing from investors associated with International Capital Partners, Inc. a Connecticut based investment management company. The financing is part of an amended overall funding arrangement pursuant to which private investors will provide up to US$7,000,000 of which Officeland has received US$3,550,000.

Officeland Inc. is a leading reseller of used photocopiers in North America, selling to original equipment manufacturer (OEM) dealer networks, commercial, professional and institutional users, and other wholesalers of photocopiers. To facilitate both buying and selling used copiers the company maintains strategic relationships with Danka, Canon, Konica, Minolta, and other major industry players.

Forward-looking statements and comments in this press release are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the company to increase the level of sales and maintain profitability, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature, including risks related to the demand for used photocopiers, competition, availability of capital and continuation of sales levels. These risks are further discussed in the periodic reports and registration statements filed by the company from time to time with the Securities and Exchange Commission.